UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 28, 2016

WESTELL TECHNOLOGIES, INC.
(Exact name of registrant as specified in charter)

Delaware	0-27266	36-3154957
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 North Commons Drive, Aurora, Illinois		60504
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (630) 898-2500
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously reported, Westell Technologies, Inc. (the “Company”) was notified by the NASDAQ Stock Market (“NASDAQ”) on July 1, 2016, that the bid price for the Company’s Class A Common Stock was not in compliance with the minimum bid price requirement of NASDAQ Marketplace Rule 5450(a)(1) (the “Rule”) for continued listing. At that time, NASDAQ gave the Company 180 calendar days, or until December 28, 2016, to regain compliance.

On December 14, 2016, the Company applied to transfer the listing of its stock from the NASDAQ Global Select Market to the NASDAQ Capital Market. The NASDAQ Capital Market is a continuous trading market that operates in substantially the same manner as the NASDAQ Global Select Market and listed companies must meet certain financial requirements and comply with NASDAQ’s corporate governance requirements.

On December 23, 2016, NASDAQ approved the Company’s transfer application. This transfer was effective at the opening of business on Wednesday, December 28, 2016. The Company’s common stock has continued to trade under the symbol “WSTL.” On December 29, 2016, NASDAQ approved an additional 180 calendar day compliance period to regain compliance with the minimum bid requirement. The Company has until June 26, 2017, to demonstrate compliance with the minimum bid price requirement for continued listing.

The Company intends to monitor the closing bid price of its Class A Common Stock and may, if appropriate, consider implementing available options to regain compliance with the minimum bid price requirement under the NASDAQ Listing Rules.

On January 3, 2017, the Company issued a news release announcing the approval to list its securities on the NASDAQ Capital Market and the additional 180 calendar day grace period for compliance. The full text of this press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.
99.1 Press release of Westell Technologies, Inc., dated January 3, 2017

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTELL TECHNOLOGIES, INC.

Date:	January 3, 2017	By:	/s/ Thomas P. Minichiello
Thomas P. Minichiello
Senior Vice President, Chief Financial Officer, Treasurer and Secretary